Exhibit 10.26
EXECUTION COPY
RXI PHARMACEUTICALS CORPORATION
SCIENTIFIC ADVISORY BOARD AGREEMENT
     This Scientific Advisory Board Agreement (the “Agreement”) dated as of February 26, 2007, is made by Gregory J. Hannon, Ph.D. (the “SAB Member”) and RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” and together with the SAB Member, the “Parties”). The SAB Member is an investigator of the Howard Hughes Medical Institute (the “Institute”) at the Institute’s laboratory at Cold Spring Harbor Laboratory.
AGREEMENT
     1. General.
          (A) Effective Date. Subject to the terms and conditions of this Agreement, including without limitation Section 1(C) below, this Agreement will become effective upon the completion of all the following events:
(1)	the execution of this Agreement by the Parties;

(2)	the approval of this Agreement by each Principal Institution (defined below);

(3)	the transfer to RXi of substantially all of the RNAi assets owned or controlled by CytRx Corporation (“CytRx”); and

(4)	the closing of an equity financing of RXi or its successor in an aggregate amount of not less than $15 million dollars or such lesser dollar amount as RXi accepts as an initial investment from investors (including CytRx acting as an Investor) (the “Equity Funding”).
The date, if any, wherein all of these events are completed (the “Effective Date”) will be indicated below the signature of the SAB Member on the signature page of this Agreement. If the Effective Date has not occurred by June 30, 2007, then this Agreement and its terms will be null and void unless the Parties mutually agree otherwise.
          (B) Services. As of the Effective Date, RXi shall retain the SAB Member, and the SAB Member agrees to serve, as a member of RXi’s Scientific Advisory Board (“SAB”) and to consult with RXi in the Field (as hereinafter defined). The SAB Member agrees to provide to RXi such services in the Field as are customarily performed by a member of a scientific advisory board to a company such as RXi (the “Services”). The SAB Member is being engaged by RXi as a consultant for the exchange of ideas only and shall not direct or conduct research for or on behalf of RXi. The Services will include, without limitation:
•	Consulting with RXi’s management within the SAB Member’s professional area of expertise from time to time as reasonably requested by RXi;

•	Exchanging strategic and business development ideas with RXi;

•	Attending scientific, medical or business meetings with RXi’s management, such as United States Food & Drug Administration meetings, meetings with strategic or potential strategic partners and other meetings relevant to SAB Member’s area of expertise; and

•	Attending meetings of the SAB as provided herein.
     For purposes of this Agreement, the term “Field” means the use of RNAi technology in, or the application of RNAi technology to, the discovery or development of therapeutic products for humans or animals, and/or the use of RNAi as a component of therapeutic products for humans or animals. Notwithstanding anything else herein to the contrary, the term “Field” is specifically understood to not include the use of RNAi technology in, or the application of RNAi technology to, the discovery and development of reagents, diagnostic products, agricultural products, or products or services developed for or offered to the research tools and products market, or the use of RNAi as a component of reagents, diagnostic products, agricultural products, or products or services developed for or offered to the research tools and products market. The Services shall not include those services prohibited by either Principal Institution or any Affiliated Institution (as defined in Section 2 hereof). The SAB Member is agreeing to provide the Services under this Agreement in consideration of the compensation provided in Section 3 hereof.
     (C) Prior Services. Notwithstanding anything in this Agreement to the contrary, and notwithstanding the fact that this Agreement may otherwise become effective upon the Effective Date, the parties hereby agree, ratify and covenant that the terms of this Agreement shall govern any and all services, advice, ideas, reports, Inventions (as defined in Section 8 hereof), or other items conceived, made or furnished by the SAB Member, wholly or in part, to the Company or any of its founders, stockholders, officers, employees and agents relating to the Company, its formation, or the subject matter hereof at any time prior to the Effective Date.
     2. Performance of Services. As of the Effective Date, the SAB Member agrees to make himself available to render the Services, at such time or times and location or locations as may be mutually agreed, from time to time at the request of RXi. The SAB Member agrees not to perform any Services for RXi on the premises of the Cold Spring Harbor Laboratory (which, together with the Institute, are collectively referred to as the “Principal Institution”), any academic institution or any hospital with which he is or may become affiliated (each such Principal Institution, academic institution and hospital an “Affiliated Institution”) or with the respective facilities or funds of any such Affiliated Institution which could result in claims by such Affiliated Institution of rights in any Inventions (as defined in Section 8 hereof), without the express prior agreement of RXi and the Affiliated Institution, as appropriate. Unless covered by an appropriate agreement between any third party (other than an Affiliated Institution) and RXi, the SAB Member shall not knowingly engage in any activities or use any facilities in the course of providing Services which could result in claims of ownership to any Inventions being made by such third party. The SAB Member agrees to devote his reasonable and diligent efforts to the performance of the Services. The SAB Member agrees to devote up to 20 days per year to providing the Services, including by attending at least 8 SAB meetings per year.

     3. Compensation.
          (A) Up-Front Cash Payment and Grant of Option. RXi will compensate the SAB Member for serving as a member of the SAB and for providing the Services to RXi as follows, with such compensation to be the full consideration for the Services:
(1) Commencing on the Effective Date, RXi shall pay the SAB Member a total monthly payment of $5,000 for each month during the Term, payable monthly in arrears as full payment for the cash portion of the SAB Member’s compensation. In addition, on the Effective Date RXi shall pay the SAB Member a lump sum payment of an amount equal to $5,000 per month for the period from September 1, 2006 to the Effective Date of this Agreement, pro rated for partial months, as a one-time fee in recognition of his services to RXi prior to the date hereof.
(2) RXi or, if applicable, its successor entity (the “Granting Party”), shall, at the first regularly scheduled meeting of the Granting Party following the Effective Date grant the SAB Member a nonqualified stock option (the “Option”) under the standard option plan of the Granting Party (the “Option Plan”) to purchase a number of shares of common stock of RXi equal to 1/140th of the number of shares of common stock of RXi held by CytRx immediately prior to the Equity Funding (the “Option Shares”). If the value of the Granting Party’s common stock is not then Publicly Available (as defined below), at the first regularly scheduled Board meeting of the Granting Party following each of the first, second and third anniversaries of the Effective Date, and otherwise on the first, second and third anniversaries of the Effective Date, the Granting Party will grant the SAB Member an additional Option to purchase the same number of Option Shares as previously granted at the first regularly scheduled Board meeting following the Effective Date. The Option granted at the first Board meeting following the Effective Date shall have a per share exercise price equal to the per share price paid for RXi stock in the Equity Funding. Each additional Option granted pursuant to this Section shall have a per share exercise price equal to the fair market value of the Granting Party’s common stock on the respective date of each grant. If the Granting Party’s common stock is Publicly Available on the date of such grant, the fair market value shall be equal to the closing price of such stock on such public market the date of such grant; if the Granting Party’s common stock is not Publicly Available on the date of such grant, the fair market value shall be determined in good faith by the Board of Directors of the Granting Party. The Options shall be fully vested on the date of grant, shall have a term of ten years, and shall otherwise be in the form of the standard Nonqualified Stock Option Agreement used by the Granting Party in its Option Plan. Notwithstanding any language in the standard Nonqualified Stock Option Agreement or any other Granting Party document or agreement to the contrary, the Options granted to the SAB Member hereunder shall not be subject to lapse for any reason prior to the end of their ten year term. The Granting Party covenants and agrees that it will file an effective Form S-8 registration statement covering the Options and the Options Shares as promptly as practicable after the Granting Party becomes eligible to file such Form, such that from and after the date of filing the Option Shares shall be freely tradable immediately upon any exercise of the Options. The Options may be exercised pursuant to a cashless exercise, but only if the SAB Member is not able at the time to obtain the cash proceeds for the exercise price in a broker’s transaction (with the Granting Party bearing any commission expenses charged by the broker in connection with selling sufficient shares to generate the cash proceeds for the exercise price). For purposes of this Agreement, the term “Publicly Available” shall mean (i) the common stock of the Granting Company is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange or (ii) the common stock is not so listed or admitted to unlisted trading privileges, but is traded on the Nasdaq SmallCap Market or the OTC Bulletin Board.
          (B) Equity Ownership Limit. The stock options set forth herein, when added to all other stock, stock options, rights or other equity or equity-based securities (collectively, “Securities”) issued or issuable by RXi to the SAB Member (either directly or indirectly), constitute not more than 5.0% of RXi’s presently issued and outstanding common stock, as diluted by assuming full exercise of any options and other rights held by the SAB Member. Indirect holdings for this purpose include without limitation (i) any Securities issued or issuable by RXi to members of the SAB Member’s immediate family and (ii) any Securities issued or issuable by RXi to the SAB Member, or Securities allocated or allocable to the SAB Member under Cold Spring Harbor Laboratory’s inventorship policies, as royalties under a license by RXi of technology of which the SAB Member is an inventor.
          (C) Expenses. RXi also shall promptly reimburse the SAB Member for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him in the performance of the Services (including attendance at all SAB meetings), following RXi’s receipt of a request for reimbursement from the SAB Member. The SAB Member shall promptly provide RXi with documentation supporting all such expenses.
     4. Principal Institution. RXi recognizes that the activities of the SAB Member are or will be subject to the rules and regulations of each Principal Institution and any other Affiliated Institution, now or in the future, and RXi agrees that SAB Member shall be under no obligation to perform Services if such performance would conflict with such rules and regulations, or constitute a conflict of interest under the relevant policies of the Affiliated Institution. RXi further acknowledges that the SAB Member is an employee of the Institute and is subject to the Institute’s policies concerning consulting, conflicts of interest and intellectual property. RXi agrees that nothing in this Agreement shall affect the SAB Member’s obligations to, or research on behalf of, the Institute or Cold Spring Harbor Laboratory, including, without limitation, obligations or research of the SAB Member in connection with a transfer by the Institute or Cold Spring Harbor Laboratory of materials or intellectual property developed in whole or in part by the SAB Member, or in connection with research collaborations. The SAB Member has no reason to believe that the SAB Member’s performance of any of the services contemplated by this Agreement will conflict with the applicable rules or policies of any Affiliated Institution, each as presently in effect. In the event such rules and regulations shall, in RXi’s reasonable opinion or the reasonable opinion of the SAB Member, substantially interfere with the performance of Services by the SAB Member, RXi or the SAB Member may terminate this Agreement upon 30 days notice to the other party. Any such termination by RXi shall not be considered a termination for Cause (as defined in Section 6(A) below), unless the Affiliated Institution’s rules or policies that are asserted by RXi or the SAB Member to be in conflict with the performance of the Services are rules or policies that are not generally applied by that Affiliated Institution to other academic researchers at that institution. The SAB Member shall provide copies to RXi of all status reports he delivers and other material correspondences he has with any Affiliated Institution (other than the Institute) concerning this Agreement or the Services within three (3) business days of his delivery or receipt of such report or correspondence, provided that the policies of any Affiliated Institution permit him to do so, and provided further that RXi agrees to hold any such report or correspondence in confidence.
     5. Term. The SAB Member’s performance of Services shall commence on the Effective Date and shall continue for a period of four (4) years thereafter (such period, including any extension of such period, the “Term”), unless either the SAB Member or RXi terminate this Agreement pursuant to Sections 4 or 6 hereof, or unless this Agreement is extended by the mutual written agreement of the SAB Member and RXi in accordance with Section 20 hereof.
     6. Termination; Effect of Termination.
          (A) Termination by RXi for Cause. RXi may terminate this Agreement (in addition to any other available remedy) at any time for Cause. The term “Cause” shall mean the SAB Member’s material failure to perform his duties under this Agreement which goes uncured for more than 15 days following written notice from RXi, the SAB Member’s conviction of or plea of no contest to any felony, or the SAB Member’s act or failure to act that materially and adversely affects the business of RXi. If RXi terminates for Cause, the SAB Member will receive no further Options under this Agreement.
          (B) Termination by SAB Member for Good Reason. The SAB Member may terminate this Agreement (in addition to any other available remedy) at any time for Good Reason. The term “Good Reason” shall mean (i) RXi’s breach of any of its material obligations under this Agreement in any material respect (including without limitation, RXi’s payment obligations and RXi’s obligations with respect to the Options and the Option Shares) if such breach is not cured within 15 days (10 days in the case of a breach of a payment obligation) after receipt by such party of written notice thereof, or (ii) the occurrence any of the following events upon not less than 15 days prior written notice to RXi at any time after the occurrence of such events, but in no event later than 60 days after written notice from RXi to the SAB Member of the occurrence of any of such events:
•	a decree, judgment, or order by a court of competent jurisdiction shall have been entered adjudging RXi as bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of RXi under any bankruptcy or similar law, and such decree of order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction ordering the appointment of a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of RXi, or for the winding up or liquidation of the affairs of RXi, shall have been entered, and such decree, judgment, or order shall have remained in force undischarged and unstayed for a period of 60 days;
•	RXi shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under any bankruptcy or similar law or similar statute, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of it or any of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or

•	RXi and its affiliates shall discontinue or suspend indefinitely substantially all research and development efforts in the Field.
If the SAB Member terminates for Good Reason, the Granting Party shall remain obligated to grant all Options under this Agreement required pursuant to Section 3(A)(2) hereof at the times and with the terms specified hereunder.
          (C) Termination by RXi without Cause; termination by SAB Member without Good Reason. RXi or the SAB Member may terminate this Agreement at any time without cause and without liability to any other party upon at least 90 days prior written notice to RXi or the SAB Member, as the case may be. If RXi terminates this Agreement without Cause, the Granting Party shall remain obligated to grant all Options under this Agreement required pursuant to Section 3(A)(2) hereof at the times and under the terms specified hereunder. If the SAB Member terminates this Agreement without Good Reason, he will receive no further Options under this Agreement; provided that, if the SAB Member terminates this Agreement pursuant to this Section following the first, second or third anniversary of the Effective Date but prior to the time that RXi has granted the SAB Member the Option with respect to such anniversary, then RXi shall remain obligated to grant the Option with respect to such anniversary only.
          (D) Termination due to Death or Disability. This Agreement shall automatically terminate upon the death of the SAB Member, or upon notice from RXi or the SAB Member following the “Disability” of the SAB Member. For purposes of this Agreement, the SAB Member shall be considered “to have suffered a Disability” if: (i) he is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing a substantial part of the Services, with or without reasonable accommodation, required to be performed by him under this Agreement for a period of at least 90 consecutive days, or for 90 days (whether or not consecutive) during any six (6) month period. A termination by death or Disability shall not be considered a termination for Cause. Upon the SAB Member’s death or Disability, the Granting Party shall remain obligated to grant all Options under this Agreement required pursuant to Section 3(A)(2) hereof at the times and with the terms specified hereunder; provided that, in the event of the death of the SAB Member, the Granting Party shall be entitled to rely on instructions of the executor of the SAB Member’s estate, or any other party reasonably determined by the Granting Party based on the advice of counsel to be the appropriate person to provide instructions, with respect to the party to receive such grant and all other matters in connection with such grant, and provided further, that the Granting Party’s obligation to make such grants following the death of the SAB Member shall be subject to compliance with federal and state securities laws.
          (E) Termination Pursuant to Section 4. Either party may terminate this Agreement at any time subject to and in accordance with the provisions of Section 4. Upon the termination of this Agreement pursuant to Section 4 (other than a termination by RXi that is treated under Section 4 as a termination for Cause or a termination by the SAB Member other than for Good Reason), the Granting Party shall remain obligated to grant all Options under this Agreement required pursuant to Section 3(A)(2) hereof at the times and under the terms specified hereunder.
          (F) Survival of Certain Provisions. No termination of this Agreement shall relieve the SAB Member or RXi of any obligations hereunder which by their terms are intended to survive the termination of the SAB Member’s association with RXi, including, but not limited to, the obligations of Sections 1(C), 3 (as to only those provisions that are specifically described as being applicable after the Term), 8, 9, 10, 11, 12, 15, 18, 19, 22 through 24, and 26 hereof.
          (G) Return of RXi Property. Upon termination of this Agreement for any reason, the SAB Member shall promptly deliver to RXi any and all property of RXi or its customers, licensees, licensors, or affiliates provided to SAB Member pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 9 hereof) in tangible form.
          (H) Rights of Principal Institution. The termination of this Agreement shall not affect (i) RXi’s obligations to recognize the priority of Institute and Cold Spring Harbor Laboratory intellectual property rights under the third paragraph of Section 8 or RXi’s obligations to defend and indemnify the Institute under Section 19.
     7. Independent Contractor. It is understood and agreed that the SAB Member is an independent contractor and that neither this Agreement nor the Services to be rendered hereunder shall for any purpose whatsoever or in any way or manner create any employer-employee relationship between the parties. The SAB Member shall not be entitled to any fringe benefits generally provided to employees of RXi and RXi shall not be required to maintain workers’ compensation coverage for the SAB Member.
     8. Inventions. The SAB Member shall promptly disclose to RXi, and, subject to the terms of the third paragraph of this Section 8, hereby assigns and agrees to assign to RXi (or as otherwise directed by RXi), his full right, title and interest, if any, to all Inventions. The SAB Member agrees to cooperate fully with RXi, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect RXi’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts

(including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by RXi to assign the Inventions to RXi and to permit RXi to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at RXi’s sole cost and expense. The SAB Member hereby designates RXi as his agent, and grants to RXi a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from the SAB Member to RXi in the event the SAB Member should fail or refuse to sign and deliver any document in connection with perfecting the foregoing rights of RXi within 10 days following RXi’s request; provided that, in each case in which RXi intends to exercise this right (i) RXi shall give the SAB Member and the Institute 30 days written notice, by certified mail (the Institute’s copy being mailed to the Office of the General Counsel, Howard Hughes Medical Institute, 4000 Jones Bridge Road, Chevy Chase, MD 20815 Attn: General Counsel) that RXi intends to exercise its rights under this sentence, which notice shall refer to this Agreement and shall be accompanied by (a) copies of the documents that RXi intends to execute or file, or a description of the other acts that RXi intends to take, and (b) reasonably sufficient information about the Invention or other intellectual property to which the documents or acts relate for the SAB Member and the Institute each to make a determination of whether the document or acts relate to an Invention; and (ii) RXi may not exercise its rights under this sentence if either the SAB Member or the Institute notifies RXi within the 30-day period referred to above that the SAB Member or the Institute disagrees.
     “Inventions” shall mean, for purposes of this Section 8, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the SAB Member (whether alone or with others) within the Field (i) solely as a direct result of consulting with RXi under this Agreement and (ii) not in the course of the SAB Member’s activities as an Institute employee or Cold Spring Harbor Laboratory faculty member.
     In no event shall the SAB Member’s obligations hereunder relate to any right, title or interest that the SAB Member may have in ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the SAB Member (whether alone or with others) with the use of facilities or fundings of any Affiliated Institution and that the SAB Member is required to assign to his Affiliated Institution pursuant to the rules and regulations of such Affiliated Institution. Further, RXi will have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of either Principal Institution. The SAB Member agrees to not knowingly use or incorporate any third party proprietary information into any Inventions or to disclose such information to RXi. Upon termination of this Agreement with RXi, the SAB Member shall provide to RXi in writing a full, signed statement of all Inventions in which the SAB Member participated prior to termination of this Agreement.

     RXi acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the SAB Member in his capacity as an employee of the Institute or a member of the faculty of Cold Spring Harbor Laboratory.
     9. Confidentiality. The SAB Member may disclose to RXi any information that the SAB Member would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the SAB Member shall not disclose to RXi information that is proprietary to the Institute or Cold Spring Harbor Laboratory and is not generally available to the public other than through formal technology transfer procedures.
     During the Term, the SAB Member will be exposed to certain information concerning RXi’s research, business, Inventions, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to RXi and is not generally known to the public (collectively, “Confidential Information”). Confidential Information shall not include information that (i) is in the public domain on the Effective Date of this Agreement, (ii) is or was disclosed to the SAB Member by a third party having no fiduciary relationship with RXi and having no known obligation of confidentiality with respect to such information, (iii) is or was independently known or developed by the SAB Member without reference to the Confidential Information as reasonably demonstrated by the SAB Member by written records or (iv) is required by law or in a legal proceeding to be disclosed, provided that the SAB Member shall give RXi prior written notice of such proposed disclosure so that RXi may take such legal steps as they deem appropriate to protect the Confidential Information. In addition, Confidential Information does not include information generated by the SAB Member, alone or with others, unless the information (i) is generated solely as a direct result of the performance of the Services and (ii) is not generated in the course of the SAB Member’s activities as an Institute employee or Cold Spring Harbor Laboratory faculty member. The SAB Member hereby agrees, for a period of seven years following his receipt of such Confidential Information, not to disclose or make use of, or allow others to use, any Confidential Information, except to RXi’s employees and representatives, without RXi’s prior written consent, unless such information becomes publicly available through no fault of the SAB Member; provided, however, that such obligations of the SAB Member will expire no later than five years after the termination or expiration of this Agreement. In addition, the SAB Member further agrees not to make any notes or memoranda relating to the Business of RXi other than for the benefit of RXi and not to use or permit to be used at any time any such notes or memoranda other than for the benefit of RXi.
     10. Injunctive Relief. The SAB Member agrees that any breach of this Agreement by him could cause irreparable damage to RXi and that in the event of such breach RXi shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting RXi from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by RXi.

     11. No Assignment by the SAB Member. The Services to be rendered by the SAB Member are personal in nature. The SAB Member may not assign or transfer this Agreement or any of his rights or obligations hereunder. In no event shall the SAB Member assign or delegate responsibility for actual performance of the Services to any other natural person.
     12. Publications. The SAB Member agrees that he will not at any time during the time limitations set forth in paragraph 9 hereof, publish any Confidential Information that becomes known to him as a result of his relationship with RXi which is, or pursuant to the terms hereof becomes, the property of RXi or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent as may be necessary in the ordinary course of performing in good faith his duties as a member of the SAB of RXi and with the prior written consent of RXi.
     During the Term and for a period of two years thereafter, the SAB Member agrees to submit to RXi for a period of at least 30 days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by the SAB Member (each a “Proposed Publication”) which contains Confidential Information or discloses Inventions in sufficient time to enable RXi to determine if patentable Inventions or Confidential Information would be disclosed. Nothing herein shall be construed to restrict the SAB Member’s right to publish material which does not contain Confidential Information. Following the expiration of the Review Period, if RXi does not notify the SAB Member that the Proposed Publication discloses patentable Inventions or Confidential Information such Proposed Publication shall be deemed to be approved by RXi for publication. In addition, the SAB Member will cooperate with RXi in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by RXi and will assist RXi in filing for patent protection for any patentable Inventions prior to publication or other disclosure.
     13. No Conflicting Agreements. The SAB Member represents and warrants, that as of the Effective Date, he will not be a party to any commitments or obligations that conflict with this Agreement. During the Term, the SAB Member will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party. In the event of any inconsistency between this Agreement and any agreement or policy of any Affiliated Institution, the agreement or policy of the Affiliated Institution shall control.
     14. Other Consulting Services. RXi agrees that the SAB Member may serve as a member of scientific advisory boards or in a similar capacity with, and provide consulting services to, other companies in scientific areas outside of the Field, provided that such service does not conflict or materially interfere with his Services hereunder. RXi further agrees that the SAB Member may serve as a member of scientific advisory boards or in a similar capacity with, and provide consulting services to, other companies in scientific areas within the Discovery Sub-Field (defined below), provided that such service does not conflict or materially interfere with his Services hereunder. For purposes hereof, the term “Discovery Sub-Field” shall mean that portion of the Field that includes the use of RNAi technology in, or the application of RNAi technology to, the discovery or identification of targets for therapeutic products for humans or animals.
     15. Nonsolicitation. During the Term and for a period of one year thereafter, the SAB Member, personally, will not, without RXi’s prior written consent, directly solicit the employment of any employee of RXi or its affiliates with whom the SAB Member has had contact in connection with the relationship arising under this Agreement. Nothing in this Section 15 shall be deemed to prohibit general solicitations of employment by any Affiliated Institution.
     16. Disclosure of Relationship. The parties each shall be entitled to disclose that the SAB Member is serving on the SAB and RXi may use the SAB Member’s name and, in doing so may cite the SAB Member’s relationship with the Institute, including in any business plan, press release, advertisement, prospectus or other offering document of RXi or its affiliates, so long as any such usage (a) is limited to reporting factual events or occurrences only, and (b) is made in a manner that could not reasonably constitute a specific endorsement by the Institute or the SAB Member of RXi or of any program, product or service of RXi. However, RXi shall not use the SAB Member’s name or the Institute’s name in any press release, or quote the SAB Member in any RXi materials (including advertisements), or otherwise use the SAB Member’s name or the Institute’s name in a manner not specifically permitted by the preceding sentence, unless in each case RXi obtains in advance the written consent of the Institute, and, in the case of the use of the SAB Member’s name, the SAB Member’s consent as well. The foregoing consents shall not be unreasonably withheld or delayed by the SAB Member. Notwithstanding the foregoing, if, in the opinion of RXi’s counsel, RXi is required by applicable law to use the SAB Member’s name or the Institute’s name in a press release or governmental filing and, under the circumstances, RXi is not reasonably able to obtain the advance written consent of the Institute or the SAB Member, as applicable, to such use, then RXi may proceed without obtaining the advance written consent of the Institute or the SAB Member, as applicable.
     17. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.

If to RXi:
Tod Woolf
Chief Executive Officer
RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, Massachusetts 01605
Fax: 908-663-2642
with a copy to:
Ropes & Gray LLP
One International Place
Boston, MA 02110
Attention: Marc A. Rubenstein, Esq.
Fax: (617) 951-7050
If to the SAB Member:
Gregory J. Hannon, Ph.D.
Howard Hughes Medical Institute
Cold Spring Harbor Laboratory
One Bungtown Road
Cold Spring Harbor, NY 11724
Fax: (516) 367-8874
with a copy to:
Richard B. Weinstein, Esq.
6701 Democracy Blvd., Suite 300
Bethesda, MD 20817
Fax: (301) 571-9385
     Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.
     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective legal representatives, successors and permitted assigns. The SAB Member agrees that RXi may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of RXi with or into such corporations. RXi also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, RXi, if it obtains the prior written consent of the SAB Member, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve RXi of its liability to the SAB Member hereunder; and provided further, however, that no such assignment shall be made to CytRx or any affiliate thereof without the prior written consent of the SAB Member, which consent he may withhold in his sole and unfettered discretion. Notwithstanding the foregoing, RXi may not enter into any transaction pursuant to which all or substantially all of its assets or shares are acquired by a third party, or it merges with any third party unless, in any such transaction, such third party explicitly assumes, in writing, all of RXi’s obligations and the obligations of the “Granting Party” under this Agreement. RXi may not otherwise assign this Agreement without the SAB Member’s prior written consent.
     19. Indemnification. RXi shall indemnify, defend and hold harmless the SAB Member from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by RXi hereof or any gross negligence or willful misconduct by RXi or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the SAB Member’s own gross negligence or willful misconduct.
     RXi agrees, at its sole expense, to defend the Institute against, and to indemnify and hold the Institute harmless from, any liability, claim, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against the Institute, either arising from this Agreement, the SAB Member’s performance of Services, or any products or services of RXi which result from the SAB Member’s performance of Services.
     20. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the parties as to the subject matter hereof. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. RXi and the SAB Member acknowledge and agree that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Section 3 in the consideration to be provided to the SAB Member with respect to the Services) or any departure from the terms or conditions hereof with respect to the SAB Member’s consulting services for RXi is subject to the Institute’s prior written approval. Any such waiver shall be limited to the particular instance and the particular time when and for which it is given. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     21. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles.
     22. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. Notwithstanding any other provision of this Section 22 to the contrary, if any provision of this Agreement affecting the rights or property of the Institute is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, this Agreement shall terminate as of the date such adjudication is effective.
     23. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.
     24. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Boston, Massachusetts; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement. Notwithstanding the foregoing, any dispute or controversy that involves the rights of the Institute shall not be determined by arbitration.
     25. Advice of Counsel. Each party acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.
     26. Individual Capacity; Third Party Beneficiary. The SAB Member and RXi acknowledge that (i) the SAB Member is entering into this Agreement in his individual capacity and not as an employee or agent of the Institute, (ii) the Institute is not a party to this Agreement and has no liability or obligation hereunder, and (iii) the Institute is an intended third-party beneficiary of this Agreement and certain provisions of this Agreement (excluding the compensation provisions of Section 3(A), (B), and (D)) are for the benefit of the Institute and are enforceable by the Institute in its own name.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Scientific Advisory Board Agreement as a sealed instrument as of the date first written above.

RXI PHARMACEUTICALS CORPORATION
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer

SAB MEMBER
/s/ Gregory J. Hannon
Name:	Gregory J. Hannon, Ph.D.

Social Security Number:

Effective Date: 2/15, 2007

RXi Pharmaceuticals Corporation
One Innovation Drive
Worcester, MA 10605
April 30, 2007
Gregory J. Hannon, Ph.D.
Howard Hughs Medical Institute
Cold Spring Harbor Institute
One Bungtown Road
Cold Spring Harbor, NY 11724
Re: Scientific Advisory Board Agreement between Gregory J. Hannon, Ph.D. and RXi Pharmaceuticals Corporation dated as of February 26, 2007 (the “Agreement”)
Dear Dr. Hannon:
     We are writing to confirm our mutual understanding concerning certain matters in connection with the above-referenced Agreement. Capitalized terms used but not defined in this letter shall have the meaning given them in the Agreement. We agree as follows:
      RXi shall, as additional consideration for your services to be rendered under the Agreement, at the first regularly scheduled meeting of the Board of Directors of RXi following the Effective Date, grant to you an option (the “Additional Option”) to purchase a number of shares equal to 1/280th of the number of shares of common stock of RXi held by CytRx immediately prior to the Equity Funding. The Additional Option shall have a per share exercise price equal to the price per share paid for RXi stock in the Equity Funding, shall have a ten year term from the date of grant and shall be exercisable in full from and after the day before the fifth anniversary of the Effective Date (the “Vesting Date”), provided that prior to the Vesting Date you have not terminated the Agreement without Good Reason and RXi has not terminated the Agreement for Cause prior to the Vesting Date. Except as set forth in the preceding sentence regarding termination by RXi for Cause and termination by you without Good Reason prior to the Vesting Date, the Additional Option shall remain outstanding and shall continue to vest on the Vesting Date notwithstanding any prior termination of the Agreement or your consulting relationship with the RXi. For purposes hereof: (i) the failure of RXi to offer, by notice to you given prior to the end of the initial four year term of the Agreement, to extend the Agreement for an additional period of one year following the initial four year Term on terms at least as favorable as are currently set forth in the Agreement shall be deemed to be a termination by RXi without Cause (which shall cause the Additional Option to remain outstanding and continue to vest on the Vesting Date); and (ii) the failure of you to accept RXi’s offer to extend the Agreement for an additional period of one year following the initial four year Term on terms at least as favorable as are currently set forth in the Agreement shall be deemed to be a termination by you without Good Reason (which shall cause the Additional Option to lapse). From and after the Vesting Date, the Additional Option shall not be subject to lapse for any reason (including, without limitation, a subsequent termination for Cause or termination without Good Reason) prior to the end of the 10 year term. The Additional Option will otherwise be on such terms as set forth in the standard form of RXi’s nonqualified stock option agreement. The terms of Section 3(A)(2) of the Agreement shall apply to the Additional Option to the extent not inconsistent with the terms of this paragraph.
     In addition, RXi will pay to you $10,000 within thirty (30) days following the Equity Funding, in addition to the compensation set forth in the Agreement.
     If you are in agreement with the foregoing, please countersign this letter where indicated below and return it to the undersigned at your earliest convenience.

Very truly yours, RXI PHARMACEUTICALS CORPORATION
By:	/s/ Tod Woolf 4/30/07

AGREED:
Gregory J. Hannon, Ph.D.

/s/ Gregory J. Hannon

Date: 4/30/2007